SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
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                                   FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 30, 2001
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                       RAMTRON INTERNATIONAL CORPORATION
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             (Exact name of registrant as specified in its charter)

                                  Delaware
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      (State of or other jurisdiction of incorporation or organization)

                                  0-17739
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                          (Commission File Number)

                                84-0962308
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                  (I.R.S. Employer Identification Number)

   1850 Ramtron Drive, Colorado Springs, Colorado 80921 (719) 481-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ITEM 5  -  OTHER EVENTS:

Ramtron International Corporation announced on April 3, 2001 that it had consummated its previously announced equity investment transactions with Infineon Technologies (FSE/NYSE:IFX) on March 30, 2001.

In December 2000, Infineon agreed to provide Ramtron with $10 million in cash and approximately 443,480 shares in Infineon stock, in exchange for approximately 4.4 million shares of Ramtron stock. The closings of the transactions were subject to certain conditions, including regulatory approval under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and registration in Germany of the Infineon capital increase represented by the Infineon shares to be issued to Ramtron. Infineon and Ramtron have received all necessary approvals and have closed the transactions.

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Under the terms of the investment agreement, Ramtron has agreed to a holding period that prohibits the transfer or disposition of Infineon stock for a minimum of six months following the subscription date, after which Ramtron has the right to transfer up to 25% of the total number of Infineon shares after 6, 9, 12, and 18-months following the subscription date. Infineon has received restricted stock from Ramtron and has agreed to a minimum holding period. Infineon may transfer up to 50% of the total number of Ramtron shares after 12 and 18-months following the subscription date. A copy of the Company's press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 7  -  FINANCIAL STATEMENTS AND EXHIBITS:

     (a)  Financial Statements - Not Applicable
     (b)  Pro-Form Financial Information - Not Applicable
     (c)  Exhibits.  The following exhibits are furnished as part of this report:

               Exhibit        Description
               -------        -----------

               99.1           Press Release dated April 3, 2001.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           RAMTRON INTERNATIONAL CORPORATION

                                           By:  /S/ LuAnn D. Hanson
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                                              LuAnn D. Hanson
                                              Chief Financial Officer
Dated April 9, 2001

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